Exhibit 99.1

95 State Route 17

Paramus, NJ 07652

SB ONE BANCORP REPORTS DILUTED EPS OF $0.55 FOR THE FIRST QUARTER OF 2020

PARAMUS, NEW JERSEY – April 29, 2020 – SB One Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for SB One Bank (the “Bank”), today reported net income of $5.1 million, or $0.55 per basic and diluted share, for the quarter ended March 31, 2020, as compared to net income of $5.8 million, or $0.62 per basic and diluted share, for the quarter ended March 31, 2019. The Company reported net income, adjusted for merger-related expenses net of tax of $249 thousand, of $5.4 million, or $0.58 per basic and diluted share, for the quarter ended March 31, 2020.

The Company reported net income of $5.1 million, or $0.55 per basic and diluted share, and net income adjusted for merger-related expenses net of tax, of $249 thousand, of $5.4 million, or $0.58 per basic and diluted share, for the quarter ended March 31, 2020, as compared to net income of $5.3 million, or $0.57 per basic and diluted share, for the quarter ended December 31, 2019.

On March 12, 2020, the Company announced the signing of a definitive merger agreement with Provident Financial Services, Inc. (“Provident”) where Provident will acquire the Company in an all-stock transaction (the “Merger”). Each outstanding share of Company common stock will be exchanged for 1.357 shares of Provident common stock. The Merger is expected to close in the third quarter of 2020, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by the shareholders of the Company.

Anthony Labozzetta, President and CEO of SB One Bancorp and SB One Bank stated, “As we closed out the first quarter, like most, we were confronted with the social and economic uncertainty associated with Covid-19. Our employees quickly rose to the challenge and implemented our pandemic plan. Being an essential service, we remained open and implemented plans to protect our employees and customers. At the same time, we worked intensely to assist many of our customers who needed temporary relief in loan payments and/or help accessing the SBA Paycheck Protection Program (“PPP”) loans. I am grateful to my colleagues for their hard work and dedication”. Through April 28, 2020, approximately 374 loans totaling $318.8 million have received some form of payment assistance due to the COVID-19 pandemic. In addition, we have processed approximately $72.5 million in PPP loans and an additional $20.4 million in PPP loans through our Fintech partner.

“The first quarter began with strong momentum in our business lines. Beginning the year with a strong pipeline, the commercial lending group grew loans at an annualized rate of 18.1% and the retail banking group grew deposits at an annualized rate 19.3%. Notably, our non-interest bearing deposits grew 17.1%. In addition, we expanded our core net interest margin approximately 4 basis points. The growth and improvement in core net interest margin helped offset the year over year decrease in accretion income resulting from prior mergers,” stated Mr. Labozzetta.

Mr. Labozzetta also stated, “we are very excited about the prospects of our future partnership with Provident Bank. As we begin the merger process and interact with the Provident Bank team, albeit virtually, our decision to combine our organization is further reinforced. It is great to see two strong cultures come together.”

Declaration of Quarterly Dividend

On April 29, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.085 per share, which is payable on May 26, 2020 to common shareholders of record as of the close of business on May 12, 2020.

Financial Performance

Net Income. For the quarter ended March 31, 2020, the Company reported net income of $5.1 million, or $0.55 per basic and diluted share, a decrease of 11.9%, as compared to net income of $5.8 million, or $0.62 per basic and diluted share, for the quarter ended March 31, 2019. The decrease in net income was primarily driven by a decrease in purchase accounting amortization of $653 thousand and merger-related expenses net of tax of $249 thousand as a result of the merger with Provident.

For the quarter ended March 31, 2020, the Company reported net income of $5.1 million, or $0.55 per basic and diluted share, a decrease of 3.8%, as compared to net income of $5.3 million, or $0.57 per basic and diluted share, for the quarter ended December 31, 2019. The decrease in net income was primarily driven by merger-related expenses net of tax of $249 thousand.

The Company reported net income, adjusted for merger-related expenses net of tax of $249 thousand, of $5.4 million, or $0.58 per basic and diluted share, for the quarter ended March 31, 2020.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $572 thousand, or 3.9%, to $15.2 million for the first quarter of 2020, as compared to $14.7 million for the same period in 2019. The increase in net interest income was largely due to a $191.3 million, or 11.1%, increase in average interest earning assets, principally organic growth of loans receivable, which increased $155.6 million, or 10.4%. Net interest margin decreased 25 basis points to 3.21% for the first quarter of 2020, as compared to the same period in 2019. The decrease in net interest margin for the first quarter 2020 is mostly due to a decrease in purchase accounting amortization of $653 thousand, a decrease of prepayment penalties on loans receivable of $207 thousand and a down rate environment on interest earning assets. The Company’s average deposits grew $153.9 million, or 10.9%, for the first quarter of 2020, as compared to the same period in 2019. The Company’s cost of funds in the first quarter of 2020 decreased by 6 basis points as compared to the first quarter of 2019.

Net interest income on a fully tax equivalent basis increased $227 thousand, or 1.5%, to $15.2 million for the quarter ended March 31, 2020 as compared to $15.0 million for the quarter ended December 31, 2019. The increase in net interest income was largely due to a $75.2 million growth in average interest earning assets, principally loans receivable, which increased $64.1 million, or 4.0%, for the quarter ended March 31, 2020, as compared to the quarter ended December 31, 2019. The rate earned on interest bearing assets decreased 12 basis points, to 4.41%, for the quarter ended March 31, 2020, as compared to 4.53% for the quarter ended December 31, 2019. The decrease in rate earned on interest bearing assets for the first quarter 2020 is mostly due to a decrease of prepayment penalties on loans receivable of $203 thousand. The Company’s average deposits grew $42.6 million, or 2.8%, for the first quarter of 2020, as compared to the fourth quarter of 2019. The Company’s cost of funds decreased by 8 basis points as compared to the fourth quarter of 2019.

Provision for Loan Losses. Provision for loan losses increased $308 thousand, or 53.9%, to $879 thousand for the first quarter of 2020, as compared to $571 thousand for the same period in 2019.

Provision for loan losses increased $331 thousand, or 60.4%, to $879 thousand for the first quarter of 2020, as compared to $548 thousand for the fourth quarter of 2019.

The increase in provision for loan losses was primarily driven by changes to our qualitative modeling factors for a possible deterioration of the economic environment due to the circumstances surrounding the state of COVID-19.

Non-interest Income. Non-interest income increased $48 thousand, or 1.3%, to $3.7 million for the first quarter of 2020, as compared to the same period in 2019. The growth was largely due to increases in other income of $52 thousand, and insurance commissions and fees relating to SB One Insurance Agency of $36 thousand, for the first quarter of 2020, as compared to the same period in 2019. The increases in non-interest income were partially offset by a decrease in investment brokerage fees of $41 thousand for the first quarter of 2020, as compared to the same period in 2019.

Non-interest income increased $464 thousand, or 14.4%, to $3.7 million for the quarter ended March 31, 2020 as compared to the quarter ended December 31, 2019. The increase was principally due to a $1.1 million increase in insurance commissions and fees relating to SB One Insurance Agency, partially offset by a $531 thousand decrease in gains on sale of securities.

Non-interest Expense. The Company’s non-interest expenses excluding merger related expenses of $315 thousand increased $0.9 million, or 8.6%, to $11.1 million for the first quarter of 2020, as compared to the same period in 2019. The increase in non-interest expenses, excluding merger related expenses, occurred largely in salaries and employee benefits, which increased $640 thousand, data processing, which increased $114 thousand, and occupancy, which increased $100 thousand, for the first quarter of 2020, as compared to the same period in 2019.

Salary and employee benefits increased for the first quarter of 2020 versus the first quarter of 2019 mostly due to annual staff pay increases and additional staff to support the continued growth of the Company. Data processing increased as a result of increased customer transaction volume period over period.

The Company’s non-interest expenses increased $1.0 million, or 9.9%, to $11.4 million for the first quarter of 2020, as compared to the fourth quarter of 2019. The increase in non-interest expenses occurred largely in salaries and employee benefits, which increased $524 thousand, merger-related expenses, which increased $315 thousand, and FDIC assessment, which increased $131 thousand, for the first quarter of 2020, as compared to the fourth quarter of 2019. The increase in non-interest expenses for the first quarter of 2020 as compared to the fourth quarter of 2019 were partially offset by a decrease in professional fees of $138 thousand.

Salary and employee benefits increased for the first quarter of 2020 versus the fourth quarter of 2019 due to a discretionary bonus payment to Company employees of $225 thousand, annual staff pay increases and additional staff to support the continued growth of the Company. The increase in FDIC assessment period over period was driven by an FDIC assessment credit the Company received during the third and fourth quarter of 2019.

Income Tax Expense. The Company’s income tax expenses decreased $13 thousand to $1.5 million for the first quarter of 2020, as compared to the same period last year. The Company’s effective tax rate for the first quarter of 2020 was 22.5%, as compared to 20.5% for the same period in 2019.

The Company’s income tax expenses decreased $453 thousand to $1.5 million for the quarter ended March 31, 2020, as compared to the quarter ended December 31, 2019. The Company’s effective tax rate for the quarter ended March 31, 2020 was 22.5%, as compared to 26.7% for the quarter ended December 31, 2019.

Financial Condition

At March 31, 2020, the Company’s total assets were $2.1 billion, an increase of $78.6 million, or 3.9%, as compared to total assets of $2.0 billion at December 31, 2019. The increase was mainly attributable to an increase in loans receivable of $56.3 million, or 3.5%, to $1.7 billion.

The Company’s total deposits increased $73.5 million, or 4.8%, to $1.6 billion at March 31, 2020, from $1.5 billion at December 31, 2019. The growth in deposits was mostly due to an increase in interest bearing deposits of $46.0 million, or 3.6%.

At March 31, 2020, the Company’s total stockholders’ equity was $194.9 million, a decrease of $4.3 million when compared to December 31, 2019. At March 31, 2020, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 9.97%, 11.52%, 12.15% and 11.52%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of non-performing assets (“NPAs”), which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets increased to 0.85% at March 31, 2020, as compared to 0.83% at December 31, 2019. The ratio of NPAs to total assets decreased to 0.85% at March 31, 2020, as compared to 1.35% at March 31, 2019. NPAs exclude $2.5 million of Purchased Credit-Impaired (“PCI”) loans acquired through the merger with Community Bank of Bergen County (“Community Bank”). NPAs increased $942 thousand to $17.6 million at March 31, 2020, as compared to $16.7 million at December 31, 2019. Non-accrual loans, excluding $2.5 million of PCI loans, increased $1.6 million, or 14.4%, to $13.1 million at March 31, 2020, as compared to $11.4 million at December 31, 2019. Loans past due 30 to 89 days totaled $5.0 million at March 31, 2020, representing a decrease of $2.8 million, or 36.4%, as compared to $7.8 million at December 31, 2019.

The Company continues to actively market its foreclosed real estate properties, the value of which decreased $696 thousand to $3.1 million at March 31, 2020 as compared to $3.8 million at December 31, 2019. The decrease in foreclosed real estate properties was attributable to the sale of two properties totaling $696 thousand. At March 31, 2020, the Company’s foreclosed real estate properties had an average carrying value of approximately $310 thousand per property.

The Company’s allowance for loan losses increased $600 thousand, or 5.8%, to $10.9 million, at March 31, 2020 as compared to $10.3 million at December 31, 2019. The Company’s outstanding credit mark recorded on the legacy Community Bank and Enterprise Bank, N.J. (“Enterprise”) portfolios of $315.5 million totaled $6.1 million at March 31, 2020. The Company’s combined coverage of allowance for loan loss and credit mark on the legacy Community Bank and Enterprise portfolios totaled $17.0 million, or 1.00% of the overall loan portfolio, at March 31, 2020. The Company recorded $866 thousand in provision for loan losses for the quarter ended March 31, 2020, as compared to $552 thousand for the quarter ended March 31, 2019. Additionally, the Company recorded net charge-offs of $276 thousand for the quarter ended March 31, 2020, as compared to $163 thousand in net charge-offs for the quarter ended March 31, 2019.

About SB One Bancorp

SB One Bancorp (Nasdaq: SBBX), is the holding company for SB One Bank, a full-service, commercial bank that operates regionally with 18 branch locations in New Jersey and New York. Established in 1975, SB One Bank's strength is in its ability to build strong personal relationships with its customers and to serve the communities in which it operates. In addition to its branches and loan production offices, SB One Bank offers a full-service insurance agency, SB One Insurance Agency, Inc., and wealth services through SB One Wealth. SB One Bank reinforces its commitment to the communities in which it lives and serves through the SB One Foundation, Inc. which supports various local charitable organizations.

SB One Bancorp is a member of the Russell 2000® Index and Russell 3000® Index. In 2017, it was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. SB One Bancorp was recognized as one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine in 2016. SB One Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on SB One Bank, visit: www.SBOne.bank

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the Merger between the Company and Provident, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the Merger; and (ii) statements that may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on SB One Bancorp’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) the effects of the COVID-19 pandemic on the economy generally and on the Company in particular; (2) the businesses of the Company and Provident may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (3) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (4) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees and customers, may be greater than expected; (5) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the Company’s shareholders may fail to approve the Merger; (7) changes to interest rates; (8) the ability to control costs and expenses; (9) general economic conditions; (10) the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business; and (11) risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SB ONE BANCORP

Anthony Labozzetta, President/CEO

Adriano Duarte, CFO

(p) 844-256-7328

SB ONE BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				3/31/2020 VS.
	3/31/2020	3/31/2019	12/31/2019	3/31/2019	12/31/2019
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	238,544	$196,081	$216,193	21.7%	10.3%
Total loans	1,685,138	1,513,645	1,628,846	11.3%	3.5%
Allowance for loan losses	(10,867)	(9,190)	(10,267)	18.2%	5.8%
Total assets	2,080,236	1,840,129	2,001,657	13.0%	3.9%
Total deposits	1,598,551	1,461,324	1,525,041	9.4%	4.8%
Total borrowings and junior subordinated debt	258,143	179,370	260,983	43.9%	(1.1)%
Total shareholders' equity	194,914	189,695	199,229	2.8%	(2.2)%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$15,238	$14,666	$15,011	3.9%	1.5%
Provision for loan losses	879	571	548	53.9%	60.4%
Total non-interest income	3,681	3,633	3,217	1.3%	14.4%
Total non-interest expense	11,367	10,178	10,344	11.7%	9.9%
Income before provision for income taxes (tax equivalent)	6,673	7,550	7,336	(11.6)%	(9.0)%
Provision for income taxes	1,487	1,500	1,940	(0.9)%	(23.4)%
Taxable equivalent adjustment (a)	58	227	65	(74.4)%	(10.8)%
Net income	$5,128	$5,823	$5,331	(11.9)%	(3.8)%

Net income per common share - Basic	$0.55	$0.62	$0.57	(11.3)%	(3.5)%
Net income per common share - Diluted	$0.55	$0.62	$0.57	(11.3)%	(3.5)%

Return on average assets	1.01%	1.28%	1.09%	(20.6)%	(7.3)%
Return on average equity	10.15%	12.39%	10.77%	(18.0)%	(5.8)%
Efficiency ratio (b)	60.27%	56.32%	56.95%	7.0%	5.8%
Net interest margin (tax equivalent)	3.21%	3.46%	3.24%	(7.2)%	(0.9)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.26	1.25	1.25	0.3%	0.3%

SHARE INFORMATION:
Book value per common share	$20.70	$20.03	$21.29	3.3%	(2.8)%
Tangible book value per common share	17.62	16.93	18.19	4.1%	(3.1)%
Outstanding shares- period ending	9,417,933	9,470,730	9,357,811	(0.6)%	0.6%
Average diluted shares outstanding (year to date)	9,304,617	9,460,118	9,381,642	(1.6)%	(0.8)%

CAPITAL RATIOS:
Total equity to total assets	9.37%	10.31%	9.95%	(9.1)%	(5.9)%
Leverage ratio (c)	9.97%	10.21%	10.16%	(2.4)%	(1.9)%
Tier 1 risk-based capital ratio (c)	11.52%	12.09%	11.65%	(4.7)%	(1.1)%
Total risk-based capital ratio (c)	12.15%	12.70%	12.27%	(4.3)%	(1.0)%
Common equity Tier 1 capital ratio (c)	11.52%	12.09%	11.65%	(4.7)%	(1.1)%

ASSET QUALITY:
Non-accrual loans (e)	$13,061	$20,638	$11,415	(36.7)%	14.4%
Loans 90 days past due and still accruing	-	-	-	-%	-%
Troubled debt restructured loans ("TDRs") (d)	1,448	1,035	1,456	40.7%	-%
Foreclosed real estate	3,097	3,241	3,793	(4.4)%	(18.3)%
Non-performing assets ("NPAs")	$17,606	$24,914	$16,664	(29.3)%	5.7%

Foreclosed real estate, criticized and classified assets (e)	$24,571	$28,704	$25,180	(14.4)%	(2.4)%
Loans past due 30 to 89 days	$4,963	$4,842	$7,797	2.5%	(36.3)%
Charge-offs (Recoveries) , net (quarterly)	$276	$163	$30	69.3%	820.0%
Charge-offs (Recoveries) , net as a % of average loans (annualized)	0.07%	0.04%	0.01%	53.4%	784.4%
Non-accrual loans to total loans	0.78%	1.36%	0.70%	(43.2)%	10.6%
NPAs to total assets	0.85%	1.35%	0.83%	(37.5)%	1.7%
NPAs excluding TDR loans (d) to total assets	0.78%	1.30%	0.76%	(40.1)%	2.2%
Non-accrual loans to total assets	0.63%	1.12%	0.57%	(44.0)%	10.1%
Allowance for loan losses as a % of non-accrual loans	83.20%	44.53%	89.94%	86.8%	(7.5)%
Allowance for loan losses to total loans	0.64%	0.61%	0.63%	6.2%	2.3%

 (a) Full taxable equivalent basis, using a 30.09% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

 (b) Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income

 (c) SB One Bank capital ratios

 (d) Troubled debt restructured loans currently performing in accordance with renegotiated terms

 (e) PCI loans acquired through merger with Community Bank excluded from non-accrual loans and criticized and classified assets totaled $2.5 million

SB ONE BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

ASSETS	March 31, 2020	December 31, 2019

Cash and due from banks	$12,377	$9,525
Interest-bearing deposits with other banks	27,928	34,161
Cash and cash equivalents	40,305	43,686

Interest bearing time deposits with other banks	200	200
Securities available for sale, at fair value	232,205	212,181
Securities held to maturity	6,339	4,012
Other Bank Stock, at cost	12,487	12,498

Loans receivable, net of unearned income	1,685,138	1,628,846
Less: allowance for loan losses	10,867	10,267
Net loans receivable	1,674,271	1,618,579

Foreclosed real estate	3,097	3,793
Premises and equipment, net	19,055	19,080
Right-of-use assets, net	4,535	4,644
Accrued interest receivable	6,856	6,175
Goodwill and intangibles	28,948	29,039
Bank-owned life insurance	36,936	37,209
Other assets	15,002	10,561

Total Assets	$2,080,236	$2,001,657

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$285,857	$258,311
Interest bearing	1,312,694	1,266,730
Total Deposits	1,598,551	1,525,041

Borrowings	230,272	233,114
Lease liability	4,676	4,727
Accrued interest payable and other liabilities	23,952	11,677
Subordinated debentures	27,871	27,869

Total Liabilities	1,885,322	1,802,428

Total Stockholders' Equity	194,914	199,229

Total Liabilities and Stockholders' Equity	$2,080,236	$2,001,657

SB ONE BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	3/31/2020	3/31/2019	12/31/2019
INTEREST INCOME
Loans receivable, including fees	$19,330	$18,160	$19,183
Securities:
Taxable	1,508	1,175	1,524
Tax-exempt	119	448	128
Federal funds sold	-	-	-
Interest bearing deposits	20	49	47
Total Interest Income	20,977	19,832	20,882

INTEREST EXPENSE
Deposits	4,340	3,864	4,517
Borrowings	1,141	1,214	1,102
Junior subordinated debentures	316	315	317
Total Interest Expense	5,797	5,393	5,936

Net Interest Income	15,180	14,439	14,946
PROVISION FOR LOAN LOSSES	879	571	548
Net Interest Income after Provision for Loan Losses	14,301	13,868	14,398

NON-INTEREST INCOME
Service fees on deposit accounts	319	330	355
ATM and debit card fees	245	231	277
Bank owned life insurance	228	230	234
Insurance commissions and fees	2,598	2,562	1,535
Investment brokerage fees	15	56	8
Gain (loss) on securities transactions	-	-	531
(Loss) gain on disposal of fixed assets	-	-	(42)
Other	276	224	319
Total Non-Interest Income	3,681	3,633	3,217

NON-INTEREST EXPENSE
Salaries and employee benefits	6,770	6,130	6,246
Occupancy, net	879	779	779
Data processing	1,054	940	1,053
Furniture and equipment	318	318	370
Advertising and promotion	112	132	151
Professional fees	443	462	581
Director fees	177	145	166
FDIC assessment	252	166	121
Insurance	32	30	32
Stationary and supplies	91	84	84
Merger-related expenses	315	-	-
Loan collection costs	75	120	43
Expenses and write-downs related to foreclosed real estate	90	65	(47)
Amortization of intangible assets	91	102	101
Other	668	705	664
Total Non-Interest Expense	11,367	10,178	10,344

Income before Income Taxes	6,615	7,323	7,271
INCOME TAX EXPENSE	1,487	1,500	1,940
Net Income	$5,128	$5,823	$5,331

EARNINGS PER SHARE
Basic	$0.55	$0.62	$0.57
Diluted	$0.55	$0.62	$0.57

SB ONE BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$16,638	$179	4.33%	$62,654	$675	4.37%
Taxable	212,922	1,508	2.85%	142,137	1,175	3.35%
Total securities	229,560	1,687	2.96%	204,791	1,850	3.66%
Total loans receivable (1) (4)	1,656,231	19,330	4.69%	1,500,604	18,160	4.91%
Other interest-earning assets	25,591	20	0.31%	14,691	49	1.35%
Total earning assets	1,911,382	21,037	4.43%	1,720,086	20,059	4.73%

Non-interest earning assets	125,001			114,358
Allowance for loan losses	(10,457)			(8,815)
Total Assets	$2,025,926			$1,825,629

Sources of Funds:
Interest bearing deposits:
NOW	$250,791	$431	0.69%	$255,959	$446	0.71%
Money market	253,810	898	1.42%	240,936	1,178	1.98%
Savings	218,326	222	0.41%	221,608	327	0.60%
Time	562,388	2,791	2.00%	436,376	1,913	1.78%
Total interest bearing deposits	1,285,315	4,342	1.36%	1,154,879	3,864	1.36%
Borrowed funds	206,398	1,141	2.22%	188,983	1,214	2.61%
Subordinated debentures	27,870	316	4.56%	27,860	315	4.59%
Total interest bearing liabilities	1,519,583	5,799	1.53%	1,371,722	5,393	1.59%

Non-interest bearing liabilities:
Demand deposits	282,875			259,363
Other liabilities	21,395			6,481
Total non-interest bearing liabilities	304,270			265,844
Stockholders' equity	202,073			188,063
Total Liabilities and Stockholders' Equity	$2,025,926			$1,825,629

Net Interest Income and Margin (5)		15,238	3.21%		14,666	3.46%
Tax-equivalent basis adjustment		(58)			(227)
Net Interest Income		$15,180			$14,439

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using an effective tax rate of 30.09% in 2020 and 2019 and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SB ONE BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31, 2020			Three Months Ended December 31, 2019
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$16,638	$179	4.33%	$17,566	$193	4.36%
Taxable	212,922	1,508	2.85%	205,615	1,524	2.94%
Total securities	229,560	1,687	2.96%	223,181	1,717	3.05%
Total loans receivable (1) (4)	1,656,231	19,330	4.69%	1,592,100	19,183	4.78%
Other interest-earning assets	25,591	20	0.31%	20,872	47	0.89%
Total earning assets	1,911,382	21,037	4.43%	1,836,153	20,947	4.53%

Non-interest earning assets	125,001			125,299
Allowance for loan losses	(10,457)			(10,001)
Total Assets	$2,025,926			$1,951,451

Sources of Funds:
Interest bearing deposits:
NOW	$250,791	$431	0.69%	$256,906	$482	0.74%
Money market	253,810	898	1.42%	246,363	965	1.55%
Savings	218,326	222	0.41%	219,585	283	0.51%
Time	562,388	2,791	2.00%	531,415	2,787	2.08%
Total interest bearing deposits	1,285,315	4,342	1.36%	1,254,269	4,517	1.43%
Borrowed funds	206,398	1,141	2.22%	182,274	1,102	2.40%
Subordinated debentures	27,870	316	4.56%	27,867	317	4.51%
Total interest bearing liabilities	1,519,583	5,799	1.53%	1,464,410	5,936	1.61%

Non-interest bearing liabilities:
Demand deposits	282,875			271,282
Other liabilities	21,395			17,810
Total non-interest bearing liabilities	304,270			289,092
Stockholders' equity	202,073			197,949
Total Liabilities and Stockholders' Equity	$2,025,926			$1,951,451

Net Interest Income and Margin (5)		15,238	3.21%		15,011	3.24%
Tax-equivalent basis adjustment		(58)			(65)
Net Interest Income		$15,180			$14,946

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using an effective tax rate of 30.09% in 2020 and 2019 and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SB ONE BANCORP

Segment Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$15,180	$-	$15,180	$14,439	$-	$14,439
Other income from external sources	1,028	2,653	3,681	1,032	2,601	3,633
Depreciation and amortization	467	12	479	525	12	537
Income before income taxes	5,437	1,178	6,615	6,057	1,266	7,323
Income tax expense (1)	1,016	471	1,487	1,119	381	1,500
Total assets	2,073,562	6,674	2,080,236	1,834,400	5,729	1,840,129

SB ONE BANCORP

Non-GAAP Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income (GAAP)	$5,128	$5,823
Merger related expenses net of tax (1)	249	-
Net income, as adjusted	$5,377	$5,823

Average diluted shares outstanding (GAAP)	9,304,617	9,460,118
Diluted EPS, as adjusted	$0.58	$0.62
Average assets	2,025,926	1,825,629
Return on average assets, as adjusted	1.06%	1.28%
Return on average equity, as adjusted	10.64%	12.39%

(1) The tax effect on the merger related expense was $66 thousand QTD 2020